PRE 14C 1 v182006_pre14c.htm
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☒	Definitive Information Statement

iDcentrix, Inc.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

INFORMATION STATEMENT

May 7, 2010

IDCENTRIX, INC.

GENERAL

This Information Statement is first being mailed on or about May 12, 2010, to the holders of record of the outstanding common stock, $0.00001 par value per share (the "Common Stock"), of iDcentrix, Inc., a Nevada corporation (the "Company"), as of the close of business on April 27, 2010 (the "Record Date"), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

This Information Statement relates to a written consent in lieu of a meeting, dated April 26, 2010 (the "Written Consent"), of a shareholder of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the "Majority Stockholder"). Except as otherwise indicated by the context, references in this Information Statement to "Company," "we," "us," or "our" are references to iDcentrix, Inc.

The Written Consent authorized an amendment to our Articles of Incorporation (the "Amendment"), which amends our current Articles of Incorporation:

●	to effect a one for two hundred eighty-four (1:284) reverse stock split of the outstanding shares of common stock.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of a certificate of amendment to our articles of incorporation with the Secretary of State of Nevada which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Tsoi Tik Man
Tsoi Tik Man
President and Secretary

Date: May 7, 2010

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDER

Under the Nevada Revised Statutes and the Company's Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 68,176,300 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On April 26, 2010, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A.  In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The reverse stock split (the "Reverse Stock Split") will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDER

On April 26, 2010, Tsoi Tik Man, being the record holder of 36,688,800 shares of our Common Stock, constituting 53.81% of the voting power of the issued and outstanding shares of our Common Stock, consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the Majority Stockholder were by written consent, there will be no security holders' meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State's Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

The following is a description of the material provisions of our capital stock.  The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Nevada law applicable to us.  For a more thorough understanding of the terms of our securities, you should read the following together with our articles of incorporation and bylaws, which have previously been filed as exhibits to our Forms SB-2 and 8-K filed with the SEC on February 20, 2004, February 6, 2008 and March 10, 2008, respectively.

General

As of April 26, 2010, the Company's authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.00001 per share.  As of April 26, 2010, 68,176,300 shares of common stock were issued and outstanding.  As of April 26, 2010, warrants to purchase 3,012,500 shares of common stock at a purchase price of $0.25 per share were outstanding.

Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as our Board of Directors may from time to time determine.  The holders of our common stock have no preemptive or subscription rights to purchase any of our securities.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.  There is no cumulative voting with respect to any shares of our capital stock.

Quorum

The presence, in person or by proxy, of holders of at least 33 1/3% of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Cash Dividends

The Company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Company's board of directors and will depend upon the Company's earnings, if any, the Company's capital requirements and financial position, the Company's general economic conditions, and other pertinent conditions.  It is the Company's present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company's business operations.

Warrants

As of April 26, 2010, the Company had 6,025,000 warrants outstanding for the purchase of 3,012,500 shares of our common stock, all of which are exercisable at a price of $0.25 per share.  Each warrant is exercisable for a period of five (5) years from the date of the subscriber's subscription agreement, which range in date from April - May, 2007.

Anti-Takeover Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations, unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada, that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada, and that do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to the Company.

The provisions of Nevada law could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our common stock is quoted on the OTC Bulletin Board under the symbol "IDCX."

Stock Transfer Agent

Our stock transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

On April 26, 2010, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding common stock, an amendment to our Articles of Incorporation, which amends our current Articles of Incorporation to effect a 1-for-284 reverse stock split of our issued and outstanding Common Stock.  Our majority stockholder Mr. Tsoi approved the Amendment pursuant to a Written Consent dated as of April 26, 2010. The substantive text of the proposed Amendment is attached hereto as Appendix A.

The Amendment has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On April 5, 2010, the Company entered into the Purchase Agreement by and among the Buyer, the Seller and the Company.  Pursuant to the terms of the Purchase Agreement, on April 5, 2010, the Buyer acquired from the Seller 36,688,800 shares (the "Purchased Stock"), or approximately 53.81%, of the issued and outstanding common stock of the Company.  In consideration for the sale of the Purchased Stock, the Buyer paid the Seller $300,000 and the Company agreed to issue to the Seller shares of its common stock such that the Seller will own 10% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation contemplated by the Purchase Agreement.  The closing of the sale of the Purchased Stock, and the appointment of Mr. Tsoi as President and Secretary of the Company on the Closing Date, resulted in a change in control of the Company.

Further and in connection with the closing of the sale of the Purchased Stock, on April 5, 2010, Joseph Meuse, our former President, Secretary and Director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on April 24, 2010, the tenth day following the mailing by us of a Schedule 14f-1.  In addition, our board of directors on April 5, 2010 appointed Tsoi Tik Man as President and Secretary of the Company and to fill the director vacancy created by the resignation of Mr. Meuse as a director, which appointment as a director became effective upon the effectiveness of the resignation of Mr. Meuse as a director on April 24, 2010.

1.	Adoption of 1-for-284 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-284 Reverse Stock Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. Our majority stockholder Tsoi Tik Man also approved this action in the Written Consent.

The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Reverse Stock Split will become effective on the Effective Date which occurs when the Amendment is filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.  Except for warrants to purchase 3,012,500 shares of our common stock described above, we currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions.  We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

As a result of the Reverse Stock Split the authorized but unissued and unreserved Common Stock will increase from 28,811,200 shares to approximately 99,749,260 shares.  These additional authorized shares may be issued by the Company without any further action by shareholders.

On the Effective Date, 284 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Stock Split:

●	the number of issued and outstanding shares of Common Stock;

●	the number of shares of Common Stock reserved for issuance upon exercise of the Warrants, or otherwise; and

●	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to the Reverse Split	Capital Structure after the Reverse Split
	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	68,176,300	240,058	(1)

Common Stock reserved for issuance upon issuance of Warrants	3,012,500	10,620	(1)

Authorized but unissued and unreserved Common Stock	28,811,200	99,749,260	(1)

(1)           Numbers of shares given after the reverse stock split are approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Purposes for Reverse Stock Split and Effects on Common Stock

As shown in the table above, the Reverse Stock Split will decrease the total number of issued and outstanding shares of our Common Stock.  The pre-split holders of our common stock will hold approximately 240,058 shares of common stock subsequent to the Reverse Stock Split.  The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, 284 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Stock Split.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Stock Split Common Stock, will, if they hold a fractional share, receive a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Stock Split. Following the effectiveness of the Reverse Stock Split, every 284 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Stock Split

The combination of 284 shares of pre-Reverse Stock Split Common Stock into one share of post-Reverse Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Stock Split Common Stock will be transferred to the post-Reverse Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters' Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the Reverse Stock Split provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Nevada Revised Statutes, the articles of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Stock Split could have an anti-takeover effect because the authorized shares are not being reduced by the reverse stock split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult then if the authorized shares were also reduced by a reverse stock split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Reverse Stock Split has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company's common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The Reverse Stock Split could have a dilutive effect because the authorized shares are not being reduced by the Reverse Stock Split.  As a result of the Reverse Stock Split the authorized but unissued and unreserved Common Stock will increase from 28,811,200 shares to approximately 99,749,260 shares.  These additional authorized shares may be issued by the Company without any further action by shareholders and, if issued, would dilute current shareholders’ holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of April 26, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 1 for 284 reverse stock split which will occur on the filing of Articles of Amendment with the Secretary of State of the State of Nevada which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our stockholders. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Rm 1903, 19/F, Hing Yip COMM Centre, No. 272 Des Voeux Rd, Central, Hong Kong.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of April 26, 2010 based upon 68,176,300 shares of common stock outstanding prior to the Reverse Stock Split and 240,058 shares of common stock outstanding after the Reverse Stock Split.  The number of shares after the Reverse Stock Split is approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Name and Address of Beneficial Owner	Office, If Any	Amount and Nature of Beneficial Ownership Prior to Reverse Stock Split		Amount and Nature of Beneficial Ownership After Reverse Stock Split		Percent Common Stock Prior to Reverse Stock Split	Percent Common Stock After the Reverse Stock Split
	Officers and Directors
Tsoi Tik Man	President, Secretary and Director	36,688,800		129,186		53.8%	53.8%

Joseph Meuse 360 Main Street PO Box 393 Washington, Virginia 22747	Former President	0	(1)	0	(1)	- (1)	- (1)

Francine Dubois 444 N. Nash Street El Segundo, CA 90245	Former CEO	0		0		-	-

All officers and directors as a group (3 persons named above)		36,688,800		129,186		53.8%	53.8%

	5% Security Holders

Fortress Paper Limited 175 Chadwick Court North Vancouver, BC Canada V7M 3K2		10,000,000		35,212		14.7%	14.7%

Belmont Partners, LLC 360 Main Street PO Box 393 Washington, Virginia 22747		0	(2)	0	(2)	- (2)	- (2)

* Less than 1%
- N/A

(1)  Mr. Meuse is a Managing Member of Belmont Partners, LLC, to which the Company is obligated to issue shares of its common stock such that the Belmont Partners, LLC will own 10% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation required by the Purchase Agreement.  As there is no right to acquire such shares within 60 days and the actual number of shares to be issued cannot be determined until the time of such merger, such shares have not been included in the numbers of shares listed in the table.

(2)  The Company is obligated to issue to Belmont Partners, LLC shares of its common stock such that the Belmont Partners, LLC will own 10% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation required by the Purchase Agreement.  As there is no right to acquire such shares within 60 days and the actual number of shares to be issued cannot be determined until the time of such merger, such shares have not been included in the numbers of shares listed in the table.

CHANGE OF CONTROL

On April 5, 2010, the Company entered into a Common Stock Purchase Agreement (the "Purchase Agreement") by and among Mr. Tsoi Tik Man (the "Buyer"), Belmont Partners, LLC, a Virginia limited liability company (the "Seller"), and the Company.  Pursuant to the terms of the Purchase Agreement, on April 5, 2010 (the "Closing Date"), the Buyer acquired from the Seller 36,688,800 shares (the "Purchased Stock"), or approximately 53.81%, of the issued and outstanding common stock of the Company.  In consideration for the sale of the Purchased Stock, the Buyer paid the Seller $300,000 and the Company agreed to issue to the Seller shares of its common stock (the "Issued Stock") such that the Seller will own 10% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation contemplated by the Purchase Agreement.

On April 26, 2010, Tsoi Tik Man, being the record holder of 36,688,800 shares of our common stock, constituting 53.81% of the voting power of our issued and outstanding shares of our common stock, consented in writing to the Amendment.

Further and in connection with the closing of the sale of the Purchased Stock, on April 5, 2010, Joseph Meuse, our former President, Secretary and Director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on April 24, 2010, the tenth day following the mailing by us of a Schedule 14f-1.  In addition, our board of directors on April 5, 2010 appointed Tsoi Tik Man as President and Secretary of the Company and to fill the vacancy created by the resignation of Mr. Meuse as a director, which appointment as a director became effective upon the effectiveness of the resignation of Mr. Meuse as a director on April 24, 2010.  Mr. Meuse is a managing member of the Seller.  The closing of the sale of the Purchased Stock, and the appointment of Mr. Tsoi as President and Secretary of the Company on the Closing Date, resulted in a change in control of the Company in which Mr. Tsoi gained control of the Company.

On April 9, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.  This Information Statement on Schedule 14F was mailed to our stockholders of record on April 14, 2010, and the resignation of Mr. Meuse as a director, and the appointment of Mr. Tsoi as a director, became effective on April 24, 2010.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

IDCENTRIX, INC.

The following Additional Information To The Articles of Incorporation of the Corporation shall be added to the Articles of Incorporation of the Corporation:

ADDITIONAL INFORMATION TO THE
ARTICLES OF INCORPORATION
OF
IDCENTRIX, INC.

"ARTICLE I

Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Nevada the outstanding shares of common stock of the Corporation shall be combined on the basis that two hundred eighty-four (284) of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the "Reverse Stock Split"); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split."